Exhibit 99.1

NEWS RELEASE

Visteon Announces First-Quarter 2015 Results

•	Solid financial performance

•	Sales of $2.0 billion

•	Adjusted EBITDA of $189 million; net income of $50 million

•	Electronics & Corporate adjusted EBITDA of $84 million

•	Cash from operations of $173 million

•	Increased full-year 2015 guidance for Electronics and Corporate adjusted EBITDA and adjusted free cash flow

•	Reflects improved performance partially offset by unfavorable currency

•	Sale of ownership interest in Halla Visteon Climate Control expected by end of second quarter, sharpening focus on high-growth cockpit electronics business

VAN BUREN TOWNSHIP, Mich., May 7, 2015 — Visteon Corporation (NYSE:VC) today announced first-quarter 2015 results, reporting sales of $2.03 billion and net income attributable to Visteon of $50 million, or $1.10 per diluted share. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $189 million, compared with $161 million in the same period last year.

“We achieved strong quarterly adjusted EBITDA on the fundamental strength of our cockpit electronics businesses in a positive overall market, combined with benefits from engineering synergies and manufacturing costs,” said Tim Leuliette, president and CEO. “We continue to realize value for our customers and shareholders through the ongoing integration of the former Johnson Controls electronics business. With the upcoming sale of our ownership interest in Halla Visteon Climate Control Corp., we will be singularly focused on our profitable, technology-focused electronics business, where we are well-positioned to capitalize on dynamic growth of the connected vehicle ecosystem.”

Cash from operating activities in the first quarter totaled $173 million, compared with $96 million from the same period in 2014. Adjusted free cash flow, a non-GAAP financial measure as defined below, was $139 million for the first quarter of 2015.

First Quarter in Review

Visteon reported first-quarter sales of $2.03 billion, an increase of $311 million compared with the same quarter a year earlier. Hyundai-Kia accounted for approximately 31 percent of those sales and Ford Motor Company 26 percent. On a regional basis, Asia accounted for 48 percent of sales; Europe 29 percent; North America 21 percent; and South America 2 percent. An additional $22 million of sales was classified as discontinued operations.

Electronics sales totaled $781 million, an increase of $342 million from the first quarter last year. The increase is primarily attributable to the acquisition of the global automotive electronics business of Johnson Controls Inc., effective July 1, 2014. Climate sales of $1,240 million were $28 million lower year-over-year. The decrease reflected unfavorable currency, partially offset by higher volumes.

Gross margin for the first quarter of 2015 was $212 million, compared with $179 million a year earlier. Selling, general and administrative (SG&A) expenses were $96 million, or 4.7 percent of sales, for the first quarter of 2015, compared with $81 million, or 4.7 percent of sales, a year earlier. Year-over-year results for gross margin and SG&A were both impacted by the Johnson Controls electronics acquisition. The $33 million increase in gross margin also included higher sales volume and new business impacts, along with cost efficiencies, partially offset by the impact of unfavorable currency.

Adjusted EBITDA for the first quarter of 2015 was $189 million, compared with $161 million for the same period a year earlier, primarily reflecting the impact of the JCI electronics acquisition, favorable volume and new business, and positive cost performance, partially offset by currency impacts.

For the first quarter of 2015, the company reported net income attributable to Visteon of $50 million, or earnings per share of $1.10 per diluted share. First-quarter net income included an income tax benefit of $33 million related to favorable audit developments, a loss of $23 million related to discontinued operations, and $18 million of restructuring, transformation and integration costs. Adjusted net income, which excluded restructuring and other transaction costs, was $93 million, or $2.04 per diluted share.

Sale of Ownership Interest in Halla Visteon Climate Control

During the first quarter, Visteon received all antitrust approvals required for the previously announced sale of its approximate 70 percent ownership interest in Halla Visteon Climate Control Corp. (HVCC) to an affiliate of Hahn & Company – a South Korea-based private equity company – and Hankook Tire Co. Ltd. Completion of the transaction is subject to, among other things, the approval of Visteon’s shareholders at a special meeting May 18. Assuming shareholder approval is received, Visteon expects the transaction to be completed by the end of the second quarter of 2015.

Cash and Debt Balances

As of March 31, 2015, Visteon had global cash balances totaling $916 million. Total debt as of March 31 was $957 million. Included in the balances was HVCC cash of $462 million and HVCC debt of $346 million.

For the first quarter of 2015, Visteon generated $173 million of cash from operations, compared with $96 million in the same period a year earlier. Capital expenditures in the quarter were $55 million, $3 million higher than the first quarter of 2014. Adjusted free cash flow was $139 million in the quarter, compared with $64 million generated in the first quarter of 2014. Visteon generated $12 million of cash from operations related to the Electronics Product Group and Corporate costs. Electronics capital expenditures totaled $23 million, and adjusted free cash flow for Electronics and Corporate totaled $6 million in the quarter, which includes a $33 million seasonal investment in working capital.

Full-Year 2015 Outlook

Visteon adjusted its full-year 2015 guidance for its key financial metrics to reflect improved performance despite the negative impact of currency movements. The company projects 2015 sales for the Electronics Product Group of $3.0 billion. Adjusted EBITDA for the Electronics Product Group and Corporate costs is projected in the range of $245 million to $265 million. Adjusted free cash flow, as defined below, for the Electronics Product Group and Corporate costs is projected in the range of $40 million to $80 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative products for nearly every vehicle manufacturer worldwide. Visteon currently delivers value for its customers and shareholders through two technology-focused businesses: vehicle cockpit electronics and thermal management. Visteon currently owns 70 percent of Halla Visteon Climate Control Corp., one of only two global full-line automotive thermal management suppliers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has approximately 26,000 employees at facilities in 26 countries. Visteon had sales of $7.5 billion in 2014. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, May 7, at 9 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 25727360. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2015 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31
	2015	2014
Sales	$2,029	$1,718
Cost of sales	1,817	1,539

Gross margin	212	179
Selling, general and administrative expenses	96	81
Transformation and integration costs	14	6
Interest expense, net	6	8
Restructuring expense	4	1
Equity in net income of non-consolidated affiliates	2	2

Income from continuing operations before income taxes	94	85
Provision for income taxes	1	31

Net income from continuing operations	93	54
Loss from discontinued operations, net of tax	(23)	(6)

Net income	70	48
Net income attributable to non-controlling interests	20	29

Net income attributable to Visteon Corporation	$50	$19

Earnings (loss) per share data:
Basic earnings (loss) per share
Continuing operations	$1.64	$0.53
Discontinued operations	(0.51)	(0.14)

Basic earnings per share attributable to Visteon Corporation	$1.13	$0.39

Diluted earnings (loss) per share
Continuing operations	$1.60	$0.52
Discontinued operations	(0.50)	(0.14)

Diluted earnings per share attributable to Visteon Corporation	$1.10	$0.38

Average shares outstanding (in millions)
Basic	44.4	48.4
Diluted	45.5	49.6

Comprehensive income:
Comprehensive income	$20	$27
Comprehensive income attributable to Visteon Corporation	$8	$7

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31 2015	December 31 2014
ASSETS
Cash and equivalents	$907	$822
Restricted cash	9	9
Accounts receivable, net	1,367	1,351
Inventories, net	541	537
Other current assets	428	415

Total current assets	3,252	3,134

Property and equipment, net	1,365	1,440
Intangible assets, net	393	407
Investments in affiliates	166	165
Other non-current assets	163	177

Total assets	$5,339	$5,323

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$124	$142
Accounts payable	1,257	1,186
Accrued employee liabilities	152	174
Other current liabilities	396	330

Total current liabilities	1,929	1,832

Long-term debt	833	839
Employee benefits	528	566
Deferred tax liabilities	121	120
Other non-current liabilities	105	145

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	2	3
Additional paid-in capital	1,254	1,246
Retained earnings	711	661
Accumulated other comprehensive loss	(341)	(299)
Treasury stock	(744)	(747)

Total Visteon Corporation stockholders’ equity	883	865
Non-controlling interests	940	956

Total equity	1,823	1,821

Total liabilities and equity	$5,339	$5,323

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended March 31
	2015	2014
OPERATING
Net income	$70	$48
Adjustments to reconcile net income to net cash provided from operating activities:
Losses on Interiors divestiture	14	—
Depreciation and amortization	68	66
Equity in net income of affiliates, net of dividends remitted	(2)	(2)
Non-cash stock-based compensation	3	3
Changes in assets and liabilities:
Accounts receivable	(62)	(90)
Inventories	(29)	(18)
Accounts payable	110	131
Other assets and other liabilities	1	(42)

Net cash provided from operating activities	173	96

INVESTING
Capital expenditures	(55)	(52)
Loan to non-consolidated affiliate	(10)	—
Proceeds from asset sales and business divestitures	3	35
Other	(8)	(3)

Net cash used by investing activities	(70)	(20)

FINANCING
Short-term debt, net	(10)	(4)
Principal payments on debt	(3)	(1)
Dividends paid to non-controlling interests	(3)	(16)
Stock warrant and option exercises	10	1

Net cash used by financing activities	(6)	(20)
Effect of exchange rate changes on cash and equivalents	(17)	(5)

Net increase in cash and equivalents	80	51
Cash and equivalents at beginning of period	827	1,677

Cash and equivalents at end of period	$907	$1,728

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include $5 million of assets held reflected in Other current assets on the Consolidated Balance Sheet as of December 31, 2014.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of discontinued operations, equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31		Electronics & Corp Only Estimated Full Year 2015 *
	2015	2014
Adjusted EBITDA	$189	$161	$245 - $265
Interest expense, net	6	8	17
Provision for income taxes	1	31	55
Depreciation and amortization	68	60	85
Non-cash, stock-based compensation expense	3	3	10
Transformation and integration costs	14	6	55
Restructuring expense	4	1	25
Equity in net income of non-consolidated affiliates	(2)	(2)	5
Net income attributable to non-controlling interests	20	29	15
Other	2	—	—
Loss from discontinued operations, net of tax	23	6	—

Net income attributable to Visteon	$50	$19	($22) - (2)

*	In connection with the anticipated 2015 sale of the Company’s outstanding shares in Halla Visteon Climate Control Corporation (“HVCC”), the Company is providing 2015 guidance for the electronics product group and corporate costs only. Guidance excludes the climate product group, other product group, and discontinued operations.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31		Electronic & Corp Only Estimated Full Year 2015 *
	2015	2014
Cash provided from operating activities	$173	$96	$20 - $60
Capital expenditures	(55)	(52)	100

Free cash flow	$118	$44	($80) - ($40)
Restructuring/transformation-related payments	21	20	120

Adjusted free cash flow	$139	$64	$40 - $80

*	In connection with the anticipated 2015 sale of the Company’s outstanding shares in HVCC, the Company is providing 2015 guidance for the electronics product group and corporate costs only. Guidance excludes the climate product group, other product group, and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items and other non-operating gains and losses, as further adjusted to eliminate the impact of discontinued operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31
	2015	2014
Diluted earnings per share:
Net income attributable to Visteon	$50	$19
Average shares outstanding, diluted (in millions)	45.5	49.6

Diluted earnings per share	1.10	0.38

Adjusted earnings per share:
Net income attributable to Visteon	$50	$19
Transformation and integration costs	14	6
Restructuring expense	4	1
Other	2	—
Loss from discontinued operations, net of tax	23	6

Adjusted net income	$93	$32
Average shares outstanding, diluted (in millions)	45.5	49.6

Adjusted earnings per share	$2.04	$0.65

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.